Investor Contact:	Media Contact:
Randy Scherago, VP, Investor Relations	Mark Brender, VP, Communications
GeoEye	GeoEye
(703) 480-7529	(703) 480-9562
scherago.randy@geoeye.com	brender.mark@geoeye.com

GeoEye Signs Commitment Letter with Cerberus Capital Management for Preferred Stock
Issuance and Debt Financing

DULLES, Va. (March 10, 2010) – GeoEye, Inc. (NASDAQ: GEOY), a premier provider of superior satellite and aerial-based geospatial information and services, announced today that on March 4 it entered into a binding commitment letter (the “Commitment Letter”) with Cerberus Capital Management, L.P. (together with its affiliates, funds and managed accounts, “Cerberus”), pursuant to which Cerberus committed to purchase from the Company and the Company agreed to sell to Cerberus, subject to certain conditions, (i) up to 115,000 shares of a newly issued series of convertible preferred stock of the Company (the “Preferred Stock”), having an initial liquidation preference of $1,000 per share (the “Equity Financing”) and an initial conversion price of $30.00 per common share; and (ii) if the Company so elects, $100.0 million in aggregate principal amount of newly issued senior unsecured notes of the Company (the “Senior Notes”).

GeoEye recently submitted its EnhancedView bid in response to the National Geospatial-Intelligence Agency’s (“NGA”) request for proposal (“RFP”) contracting process. During the RFP process, the US Government added a requirement that bidders who want the US Government to provide a cost share under the program have to provide an irrevocable letter of credit in an amount equal to the letter of credit. The company entered into the commitment letter with Cerberus to provide the collateral necessary to support the letter of credit. The Company expects the NGA to make an EnhancedView award in the June 2010 timeframe. These commitments are conditioned upon the final award to GeoEye of a satellite under the program. The commitments allow GeoEye to submit a fully financed bid and to be compliant with the NGA’s requirement to post a funded letter of credit in conjunction with the award. If consummated, and other than in the case that the Company is awarded the EnhancedView Imagery Acquisition Contract without the letter of credit requirement, the Equity Financing would provide the Company with gross proceeds of $112.1 million. If the Company is awarded the EnhancedView Imagery Acquisition Contract on a without the letter of credit requirement, the Company will no longer be obligated to issue 115,000 shares of Preferred Stock to Cerberus, but Cerberus will have the option to purchase a reduced number of Preferred Stock of 80,000 shares resulting in gross proceeds to the Company of $78,000,000. The proceeds from the Equity Financing and the Senior Notes, if issued, would be used for the development and launch of GeoEye-2, the Company’s next-generation commercial earth-imaging satellite.

Under the terms of the Commitment Letter, the holders of the Preferred Stock may convert the Preferred Stock at any time, in whole or in part, into shares of the Company’s common stock, at an initial conversion price of $30.00 per share of common stock, subject to adjustment and customary anti-dilution adjustments. On or after six years from the date on which the Preferred Stock is issued, the Company may redeem the Preferred Stock, at its option, at such time as (i) the average trading price for the Company’s common stock is equal to or greater than 175% of the initial conversion price for a period of 30 or more consecutive trading days immediately preceding the call for redemption and (ii) the Company’s common stock underlying the Preferred Stock is registered on an effective registration statement. Dividends on the Preferred Stock are payable at the rate of 5% per annum, payable in cash (at the Company’s option) or in addition to the aggregate liquidation preference of the Preferred Stock. The holders of the Preferred Stock will also be entitled to participate on an as converted basis in any dividends payable on the Company’s common stock and will vote with the Common Stock on an as-converted basis. Holders of the Preferred Stock are entitled to appoint one director to the Company’s Board of Directors.

If the Company exercises its right to sell the Senior Notes, the Senior Notes will mature on April 1, 2016 and will bear interest at a rate of 8% plus the greater of three-month LIBOR or 2%. The Company may issue the Senior Notes in up to four separate issuances of no less than $25.0 million each, on any date chosen by the Company on or prior to June 30, 2011, provided that if the Company issues any Senior Notes in any such issuance then the Company will be obligated to issue the full $100.0 million on or prior to June 30, 2011. The Company’s obligations under the Senior Notes will be guaranteed by the Company’s existing and subsequently acquired or formed U.S. subsidiaries. On or after three years from the date on which the Senior Notes are issued, the Company may, at its option, at any time or from time to time, redeem, all or part, of the Senior Notes at redemption prices equal to 105% after the third anniversary, 102.5% after the fourth anniversary or 100% after the fifth anniversary, as applicable, plus accrued and unpaid interest.

GeoEye was advised by Convergence Advisors LLC.

“The Cerberus commitment gives us a fully financed proposal, including the new letter of credit requirement, which the Company believes enhances our ability to win an EnhancedView contract,” said Matt O’Connell, GeoEye’s chief executive officer and president. “After meeting with Cerberus and other potential financial partners, our Board of Directors concluded that the Cerberus team was the best fit for us and will be strongly committed to the long-term growth of GeoEye.”

“We are very excited to partner with GeoEye in support of their EnhancedView proposal,” said Timothy Price, a Managing Director at Cerberus. “GeoEye is an industry leader in commercial satellite services, and we are proud to work with their team to continue the long-term growth of the Company.”

About GeoEye

GeoEye, Inc. is an international information services company serving government and commercial markets. The Company is recognized as one of the geospatial industry’s imagery experts, delivering exceptional quality imagery products, services and solutions to customers around the world. Headquartered in Dulles, Virginia, the Company has 535 employees, as of December 31, 2009, dedicated to developing best-in-class geospatial information products and services. GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. The Company provides support to academic institutions and non-governmental organizations through the GeoEye Foundation (http://www.geoeyefoundation.org). Additional information about GeoEye is available at www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the Securities and Exchange Commission (“SEC”) on April 2, 2009, and our Quarterly Reports on Form 10-Q for the period ended March 31, 2009, June 30, 2009 and Sept. 30, 2009, which we filed with the SEC on May 12, 2009, Aug. 10, 2009 and Nov. 9, 2009, respectively. Copies of all SEC filings may be obtained from the SEC’s EDGAR web site, http://www.sec.gov/, or by contacting: William L. Warren, Senior Vice President, General Counsel and Secretary, at 703-480-5672.

# # #